EXHIBIT 10.11

November 26, 2017

Norman Gennarro

Dear Norman:

On behalf of Zendesk, Inc. (the “Company”), I am pleased to offer you employment with the Company. This letteroutlines the terms for your employment.

Position: Your initial position with the Company will be Senior Vice President, Worldwide Sales. This is a regularfull-time exempt position.

Start Date: Unless we arrange separately, your first day of employment will be prior to or on January 2, 2018, subject to the satisfactory completion by the Company of your background check, credentials, and references.

Salary: The Company will pay you an annual salary of $300,000, paid bi-weekly during your employment, and subject to periodic review and adjustments at the discretion of the Company. Your salary and other compensation will be subject to applicable deductions and withholdings.

Bonus: You will be eligible to receive an annual target bonus of 100% of your base salary based upon the achievement of performance goals established separately (the “Bonus”). We anticipate that your Bonus will be structured around annual performance targets for sales, financial, and/or operating results as established by reference to the Company’s annual operating plan, as approved and may be modified by the Company’s Board of Directors (“Board”). The actual Bonus is discretionary and will be subject to the Company’s assessment of your performance, as well as business conditions at the Company. The Company may also make adjustments in the targeted amount of the Bonus, and the Bonus may be subject to approval by and adjustments at the discretion of the Company’s Board, a delegee of the Board, or the Company and subject to the terms of any applicable bonus plan separately delivered to you. The Bonus will also be subject to your employment for the full period covered by the Bonus, and will be prorated to your Start Date.

Sign-on Bonus: The company will provide you with a sign-on bonus of $100,000 subject to applicable taxes and withholdings (the “Sign-on Bonus”). The full amount of the Sign-on Bonus will be advanced to you on the next regularly scheduled payroll date after your Start Date, and you will earn the Sign-on Bonus upon completing twelve months of employment. In the event that your employment is terminated for Cause or your resign without Good Reason, as defined in the Company’s Change in Control Acceleration Plan (the “Acceleration Plan”), within twelve months of the Start Date, you will be required to repay the full Sign-on Bonus.

RSU Award: You will be eligible to participate in the Company’s equity incentive program, subject to approval by the Company’s Board. We will recommend to the Board, or a delegee of the Board, that you be granted Restricted Stock Units (“RSUs”) representing 115,000 shares of the Company’s Common Stock. The terms and conditions associated with any RSUs granted to you, including vesting and other conditions, will be governed by the Company’s equity incentive plan and any associated Restricted Stock Unit Award Agreement that you may be required to enter with the Company.

Restricted Stock Unit Vesting: Your RSUs will vest over a four-year vesting schedule, subject to acceleration provisions provided below. The first 25% shall vest during the month of your first anniversary of your Start Date with the Company. The remaining 75% shall vest ratably over the remaining 36 months.

Stock Options: You will be eligible to participate in the Company’s stock option program, subject to approval by the Company’s Board. We will recommend to the Board, or a delegee of the Board, that you be granted an option to purchase 115,000 shares of the Company’s Common Stock at the stock’s fair market value on the date of grant. Your eligibility for stock options will be governed by the Company’s equity incentive plan and any associated stock option agreement thatyou may be required to enter with the Company.

Stock Option Vesting: Your stock options will vest over a four-year vesting schedule, subject to acceleration provisions provided below. The first 25% shall vest on the first anniversary of your Start Date with the Company. The remaining 75% shall vest ratably over the remaining 36 months.

Acceleration of the Vesting of Equity: You will be eligible to participate in the “Acceleration Plan”. The Acceleration Plan provides for the acceleration of the vesting of a participant’s RSUs and stock options in the event that the participant’s provision of services to the Company is terminated under certain circumstances following a change in control of the Company, subject to the terms and conditions set forth in the Acceleration Plan. The full text of the AccelerationPlan is available for your review.

Benefits: You will be eligible to participate in the employee benefits and insurance programs generally made available to employees, including health, dental, life and disability insurance, subject to the terms and conditions of those plans and programs which may be modified from time to time. Details of these benefits programs, including mandatory employee contributions, will be made available to you when you start. You may also participate in the Company’s 401(k) Retirement Plan and you will be eligible to participate in our “Take What You Need” Vacation Policy.

Representation Regarding Other Obligations: This offer is contingent on your representation that you are not subject to any confidentiality, non-competition agreement or a similar type of restriction that may affect your ability to devote full time and attention to your work at Zendesk. If you have entered into any agreement that may limit your ability to work on behalf of the Company, please provide the Company a copy of such agreement as soon as possible.

Other Terms: Your employment with the Company shall be on an at-will basis. In other words, you or the Company may terminate employment for any reason and at any time, with or without notice. Similarly, the terms of employment outlined in this letter are subject to change at any time provided that the at-will nature of your employment may not bealtered except by a formal writing signed by the Company’s Chief Executive Officer.

You also will be required to sign the Company’s standard Confidentiality and Assignment Agreement, attached as Exhibit A, and the Company's Standard Mutual Agreement to Arbitrate Claims, attached as Exhibit B (collectively, “Employee Agreements”) as a condition of your employment. This offer letter and the Employee Agreements shall be governed by California law. The Company agrees to provide reimbursement for reasonable expenses incurred in connection with section 10 of the Confidentiality and Invention Assignment Agreement, subject to you providing receipts or otherproof of such expenses.

In addition, as with all employees, our offer to you is contingent on your submission of satisfactory proof of your identity and your legal authorization to work in the United States. You will be required to complete Form I-9 in accordance with the Immigration Reform and Control Act of 1986. You are required to complete Section 1 of the Form I-9 on or before your first day of employment and to present, within 72 hours of hire, verification of your identity and legal right to work in the United States. On your first day of employment, bring original documents to verify your employment eligibility - please refer to the I-9 form for the list of acceptable documents.

We are excited about the opportunity to work with you at Zendesk, Inc. If you have any questions about this information, please do not hesitate to call. Otherwise, please confirm your acceptance of this offer of employment by November 30, 2017 by signing below and returning a copy. We are confident that with your background and skills, you will have an immediate positive impact on our organization.

Very truly yours,

/s/ Mikkel Svane
Mikkel Svane
Chief Executive Officer

/s/ Norman Gennarro
Norman Gennarro

Date: 11/26/2017